UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.       )
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H&R BLOCK, INC.

(Name of Registrant as Specified In Its Charter)
Breeden Capital Management LLC
Breeden Partners L.P.
Breeden Partners (California) L.P.
Breeden Partners Holdco Ltd.
Richard C. Breeden
Robert A. Gerard
L. Edward Shaw, Jr.

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Contacts:
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Kekst and Company	Morrow & Co.
Victoria Weld	Eric Olson/Mike Verrechia
212-521-4800	203-658-9400
FOR IMMEDIATE RELEASE
Breeden Partners Calls on H&R Block to Get Back to Basics and Stop the Bleeding at Option One
—Breeden Partners Outlines Program to Stop Long Decline in Value—
Greenwich, CT., August 9, 2007. Breeden Capital Management LLC, a Greenwich, CT., based investment fund manager, announced today its plan to create value for H&R Block.
Richard C. Breeden, Chairman and Chief Executive Officer of Breeden Capital Management LLC, said, “After five years of persistent inferior performance, H&R Block’s Board needs a wake-up call from shareholders, which we intend to deliver. We have the resources, the experience and the determination to represent shareholders effectively, and to help the Board consider the Company’s performance issues. This is a critical time for the Company, and the board must urgently attend to the business of setting meaningful performance targets for management that are directly tied to shareholder returns and holding management accountable for achieving those targets. As members of the Board, we will support tried and true principles for improving governance and strengthening the Board’s oversight role in many areas. Shareholders need a board that is not dominated by management or inhibited by prior decisions or other factors from providing the effective oversight that the Company needs.”
Breeden Partners’ Program to Enhance Value at H&R Block
Our primary focus is to provide a strong shareholder voice in the boardroom. Based on our experience, we believe that the new board should consider several strategic options. Each of these has the potential to improve shareholder returns. Among the ideas we are proposing are:
•	Stop the bleeding at Option One. The Company’s sub-prime mortgage lender reported losses of nearly $1 billion during the year ended April 30, 2007. The Company has not disclosed what additional losses may have occurred since then, and we are concerned about the levels of cash being infused into this unit. We believe the Company and the Board should find a strategy to curtail further growth in sub-prime exposure and to permit prompt exit from Option One with the lowest possible net losses.

•	Consider divestiture of H&R Block Bank. This would eliminate any restrictions on the ability to repurchase shares when and as most beneficial to shareholders. Owning the Bank in effect means the company has surrendered the right to develop the most efficient capital structure.

•	Implement a more efficient capital structure to lower cost of capital; we believe the highest and best use of shareholder capital today is stock buybacks.

•	Consider the divestiture of the securities brokerage business. This business lacks critical mass and we see no reasonable likelihood that it will begin generating acceptable returns since it has been unable to do so after eight years of effort.

•	Focus on expanding margins and maximizing cash flow in tax-related businesses where the company earns the highest ROIC and enjoys the most significant competitive advantage

•	Explore re-franchising opportunities for company owned stores

•	Establish stringent performance goals and standards to hold senior management accountable for operational performance and capital allocation
These and other steps need to be taken to begin to reverse the long decline in performance at H&R Block. Our “program to enhance value” includes both changes in the business, and governance reforms to reintroduce into the company values whose importance appears to have been overlooked in recent years.
About Breeden Partners, LP
Breeden Partners is a private investment partnership that was formed for purposes of investing in companies that are underperforming in terms of earnings and share price. Breeden Partners invests solely in the equity securities of publicly traded companies headquartered in the United States or Canada, and it does not use either leverage or derivatives. Breeden Partners’ governing policies also prohibit it from taking a majority equity interest in any portfolio company.
Breeden Partners seeks to invest in companies with strong cash flows and underlying asset values where it can be a catalyst for change that will enhance market value. Breeden Partners seeks to maximize returns by persuading portfolio companies to adopt new strategies to increase earnings and rates of return, improve capital allocation, strengthen accountability for performance, enhance transparency and adopt healthier governance practices, among other things. Breeden Partners believes that implementing improved management and governance practices will help portfolio companies achieve higher earnings and command a higher multiple on such earnings in the marketplace.
About Breeden Capital Management LLC
Breeden Capital Management is based in Greenwich, Connecticut. Both Breeden Partners and Breeden Capital Management were founded by Richard C. Breeden, former Chairman of the U.S. Securities and Exchange Commission. The firm has a total of approximately 20 professionals, and, together with its affiliates, it has more than $1 billion in committed capital under management.
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY BREEDEN CAPITAL MANAGEMENT, LLC, BREEDEN PARTNERS L.P., BREEDEN PARTNERS (CALIFORNIA) L.P., BREEDEN PARTNERS HOLDCO LTD., RICHARD C. BREEDEN, ROBERT A. GERARD AND L. EDWARD SHAW, JR. FROM THE SHAREHOLDERS OF H&R BLOCK FOR USE AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS OF H&R BLOCK BECAUSE THEY CONTAIN (AND ANY SUBSEQUENT AMENDMENTS OR SUPPLEMENTS WILL CONTAIN) IMPORTANT INFORMATION.
THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY IS BEING MAILED TO SHAREHOLDERS OF H&R BLOCK AND IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING MORROW & CO., INC. BY TELEPHONE AT (203) 658-9400 OR BY E-MAIL AT BREEDENINFO@MORROWCO.COM.

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